UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2010

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (415) 382-8111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Effective on November 15, 2010, Raptor Therapeutics Inc. (“Raptor Therapeutics”), a wholly-owned subsidiary of Raptor Pharmaceutical Corp. (the “Company”), entered into that certain API Supply Agreement (the “Supply Agreement”) with Cambrex Profarmaco Milano (“Cambrex”), pursuant to which Cambrex will provide the active pharmaceutical ingredient known as cysteamine bitartrate for use by Raptor Therapeutics in manufacturing certain of its products.  The initial term of the Supply Agreement is ten years and will automatically be renewed for successive two-year periods unless terminated by either party with notice to the other party at least one year prior to the expiration of the then-current term.  Apart from the Supply Agreement, Cambrex has no material relationship with the Company.

In addition, effective on November 15, 2010, Raptor Therapeutics entered into that certain Manufacturing Services Agreement (the “Manufacturing Agreement”) with Patheon Pharmaceuticals Inc. (“Patheon”), pursuant to which Patheon will provide certain manufacturing services to Raptor Therapeutics.  The initial term of the Manufacturing Agreement will expire on December 31, 2017 and will automatically be renewed for successive two-year periods unless terminated by either party with notice to the other party at least eighteen months prior to the expiration of the then-current term.  Apart from the Manufacturing Agreement, Patheon has no material relationship with the Company.

The foregoing descriptions of the Supply Agreement and the Manufacturing Agreement do not purport to be complete and are qualified in their entirety by reference to the Supply Agreement and the Manufacturing Agreement, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICAL CORP.
Date: November 17, 2010		By: /s/ Kim R. Tsuchimoto
	Name: Title:	Kim R. Tsuchimoto Chief Financial Officer, Treasurer and Secretary